EXHIBIT 99.1

Kellogg Company News
For release: December 12, 2006
Media Contact: Celeste Clark, PhD (269) 961-3799
Analysts’ Contact: Simon Burton, CFA (269) 961-6636
Jeff Boromisa Named President, Asia Pacific; John Bryant to Add CFO Responsibility
BATTLE CREEK, MI (NYSE: K) Kellogg Company today announced its plan to strengthen its Asia Pacific region. Experienced company veteran, Jeff Boromisa, has been promoted to senior vice president, Kellogg Company, executive vice president, Kellogg International, and president of the new organization. This structure will allow the Company to pursue accelerated growth in the region, in accordance with previously stated objectives. The Asia Pacific region includes Australia, Asia, and South Africa (previously managed as part of the European business).
Mr. Boromisa joined Kellogg in 1981 and has held several leadership roles in the company including vice president of procurement, corporate controller, chief financial officer for Kellogg International, and, most recently, chief financial officer for Kellogg Company.
David Mackay, Kellogg Company’s chief executive officer-elect said, “Asia Pacific is a region where the company is under-developed and has significant growth opportunity. Jeff’s institutional knowledge and financial expertise give him the unique ability to drive the expansion of our Asia Pacific business and create significant shareholder value.”
Mr. Boromisa said, “I look forward to this new challenge and further shaping our growth strategy in this region.”
As the result of these changes, the Company also announced that John Bryant, executive vice president, Kellogg Company and president, Kellogg International, will assume the additional responsibilities of chief financial officer, Kellogg Company. Mr. Bryant held this role between 2002 and 2004. He will continue to lead the Company’s international operations.
“Kellogg Company has significant depth of management. We are glad to have John again serve as our chief financial officer,” said Mr. Mackay.
These management changes will be effective December 31, 2006.
Separately, the Company stated that its strong financial performance has continued and reaffirmed its guidance for full-year 2006 earnings of $2.48 to $2.50 per share.

About Kellogg Company
     With 2005 sales in excess of $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg Company’s web site at www.kelloggcompany.com.
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